Exhibit 10.1

April 23, 2010

Via Email

Stanley J. Kott

Dear Stan:

This letter confirms our and your understanding and agreement on the terms under which your employment as Chief Executive Officer of Montpelier Underwriting Inc. (together with its affiliates, the “Company”) will terminate.

In consideration for your execution of this letter agreement, and provided that you are in full compliance with all of the terms and conditions of the contents of this letter agreement, the Company and you agree as follows:

1.             Transition Period; Separation from Employment. Commencing on May 1, 2010, you agree to step back from the day-to-day management and operations of Montpelier Underwriting Inc. and to concentrate your efforts full-time on the development of Montpelier U.S. Insurance Company (“MUSIC”) until your last date of employment with the Company, its ultimate parent, Montpelier Re Holdings Ltd., and any of their affiliated entities, which shall be April 30, 2011 (“Termination Date”).  No later than the Termination Date, you agree to resign as a director and officer of the Company, Montpelier Re Holdings Ltd. and any of their affiliated entities (collectively, the “Montpelier Group”).

2.             Employee Benefits.  You will continue to receive a “base salary” (payable in installments pursuant to the Company’s then-current payroll policies) and be eligible for continued participation in the Company’s employment benefit plans, as the same may be amended from time to time, through the Termination Date, including participation in the Company’s group medical and dental plans, Company-sponsored 401(k) plan and continued vesting of Restricted Stock Units (“RSUs”) previously granted to you under the Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan (the “Plan”) as provided for in this letter agreement and as illustrated in Schedule A attached hereto.  Other than the continued vesting of RSUs through the Termination Date as set forth in the preceding sentence and as provided for in Paragraph 3, below, you will not be eligible to participate in the Plan or any other Montpelier Group incentive compensation or bonus plans, policies or arrangements for 2010.  For purposes of this letter agreement, “base salary” shall be USD $425,000 per annum and benefits, as outlined in Section 3.01(c) of the Employment Agreement between you and Montpelier Re Holdings Ltd. dated as of May 14, 2007 (“Employment Agreement”), shall continue as provided for under the Employment Agreement through December 31, 2010 and thereafter though the Termination Date shall be provided on the same terms available to all other employees of the Company plus continuation of life insurance, long-term disability insurance and long-term care.

3.             Vesting of RSUs.  For the avoidance of doubt, none of the RSUs currently held by you shall continue to vest after the Termination Date except for 20,000 of the RSUs originally awarded to you on July 1, 2007 which are scheduled to vest in May 2011 which shall be accelerated and shall vest on your Termination Date, subject to Montpelier Re Holdings Ltd.’s Compensation and Nominating Committee’s approval.

4.             Additional Incentive Compensation.  In lieu of continued vesting of any RSUs currently held by you after your Termination Date you will receive a one-time payment of USD$100,000 on or before April 30, 2011.

5.             Certain Rights Upon Change of Control.  In the event a transaction or event that would constitute a “Change in Control” (as such term is defined in Section 10 of the Plan) is completed or occurs on or before the Termination Date, sub-clause (a) of Section 10 of the Plan and Article II of the Montpelier Re Holdings Ltd. Severance Plan shall apply.

6.             Waiver of Certain Post-Employment Restrictive Covenants.  Notwithstanding the survival of Sections 4.02 through 4.06 of the Employment Agreement, the Company will waive the non-competition covenants contained in Paragraph 4.01 of the Employment Agreement with effect from April 30, 2011.  Notwithstanding the preceding sentence you will remain subject to all other restrictive covenants contained in Section 4.01 of the Employment Agreement through the Termination Date and the non-solicitation covenants will remain in effect for twelve (12) months thereafter.

7.             No Additional Claim for Compensation of Benefits.  You acknowledge that other than the payments, vesting rights and other benefits described in Paragraphs 1 through 6 of this letter agreement, you will have no further claim for salary, notice pay, incentive pay, bonus, severance, RSUs, or other forms of compensation, nor for any employment benefits, except as set forth in, and as consideration for, the release of claims agreed to in this letter agreement.

8.             New Consideration. You are entitled to the payments, vesting rights and other benefits provided for in this letter agreement only if you (a) timely sign and return to the Company this letter agreement, (b) do not revoke your acceptance as provided for in Section 20, below, and (c) comply with all the provisions of this letter agreement.

9.             Taxes.  The payments and benefits provided to you under this letter agreement are gross amounts and may be subject to tax withholdings and other deductions as required by law with respect to federal, state and local taxes, FICA, Medicare, unemployment compensation taxes and similar taxes, assessments, or other withholding requirements

10.           Release of Claims.  In consideration for and as a condition of receiving the payments and benefits described in Paragraphs 1 through 6, above, you for yourself and your heirs and assigns, voluntarily, knowingly, irrevocably and forever discharge the Company and its members, shareholders, parents, affiliates, subsidiaries, divisions, any and all of their respective current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”) from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which you had, have or may have against any of the Releasees as of the date that you sign this letter agreement (the “Claims”).  These Claims that you forever and irrevocably give up and release include, but are not limited to, all claims related to:

(a)           your employment with the Company, the Company’s decision to terminate your employment, and/or the termination of your employment therefrom;

(b)           statements, acts or omissions by the Company or any Releasee;

(c)           any employment-related contract, promise or agreement between you and the Company or any other Releasee, including but not limited to the Employment Agreement;

(d)           any public policy, contract, tort or common law obligation, including but not limited to breach of express or implied contract or of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, wrongful discharge, defamation, slander, negligent or intentional misrepresentation, claims of intentional or negligent interference with economic, employment, or contractual rights or promissory estoppel;

(e)           any federal, state, or local law or regulation prohibiting discrimination or retaliation in employment on the basis of race, color, sex, sexual harassment, pregnancy, sexual orientation, disability or perceived disability, handicap, religion, national origin, age, veteran status or any other protected category, including but not limited to, claims under the Equal Pay Act of 1963, Title VII of the Civil Rights Acts of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Worker Benefit Protection Act (OWBPA), the Family and Medical Leave Act of 1993 (FMLA), the Americans with Disabilities Act of 1990 (ADA), the Worker Adjustment and Retraining Notification Act (WARN), the Fair Labor Standards Act of 1938, as amended (FLSA), the National Labor Relations Act, as amended (NLRA), the Employee Retirement Income Security Act of 1974, as amended (ERISA), 42 U.S.C. Sections 1981-1988, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), the Connecticut Human Rights and Opportunities Act (HROA), the Connecticut Fair Employment Practices Act (CFEPA), and other federal, state or local laws prohibiting discrimination; and

(f)            any claim for wages, bonuses, incentive compensation, equity, RSUs, paid time off, severance, employee benefits, expenses or allowances of any kind, or any other payment or compensation, except with respect to claims related to payments or other benefits provided for under this letter agreement.

THIS MEANS THAT BY ENTERING INTO THIS LETTER AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY CLAIM OF ANY KIND WHATSOEVER AGAINST ANY OF THE RELEASEES BASED ON ANY ACTIONS OR OMISSIONS OF ANY OF THE RELEASEES UP TO THE DATE OF SIGNING THIS LETTER AGREEMENT.

11.           Prohibited and Permitted Claims.

(a)           Agreement Not to Sue or Bring Certain Claims Against any Releasee.  By signing this letter agreement, you accept the consideration offered to you in Paragraphs 1 through 6 of this letter agreement as full satisfaction of any and all Claims you may have against the Company or any other Releasee arising prior to your execution of this letter agreement.  You represent that you have not filed a lawsuit or Claim against the Company or any other Releasee, and you agree to withdraw any lawsuit or Claim should one be pending as of the date you sign this letter agreement.  You also acknowledge and agree that you are also giving up any right to sue or bring such a Claim against or involving the Company or any other Releasee, or to become or remain a member of any class of persons seeking to bring a Claim against the Company or any Releasee. This letter agreement may be used by the Company or any other Releasee as a full and complete defense to a Claim or, or to dismiss or enjoin any such proceeding involving a Claim instituted or maintained by you, your heirs or assigns.

(b)           Claims that May be Brought Notwithstanding this Agreement. No provision of this letter agreement should be read as preventing you from (i) filing a charge or complaint or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or (ii) filing an action to enforce the provisions of this Agreement.  While you may participate in such investigation or proceeding, you acknowledge and agree that you will have waived your right to recover monetary damages, of any kind, in such investigation or proceeding, arising from or in any way relating, to your employment with, or separation from, the Company that may have arisen prior to your signing this letter agreement.

12.           Protection of Proprietary Information. You agree to hold all Proprietary Information, as defined below, in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company premises any Proprietary Information.  Although the Company may request that certain Company property be returned earlier, you agree that you will return to the Company no later than the Termination Date, all Proprietary Information and related reports, files, memoranda, and records, credit cards, card key passes, door and file keys, computer access codes, software, and other physical and personal property which you received or prepared or helped prepare in connection with your employment and which are in your possession or control, and you further agree that you will not retain any copies, duplicates, reproductions or excepts thereof.  As used in this paragraph, “Proprietary Information” means any information in whatever form, tangible or intangible, directly related to the business of the Company unless the information is publicly available through lawful means.

13.           Non-Disclosure. You understand and agree that you will not, directly or indirectly, divulge to any person or use for your own benefit or the benefit of any person any information of a private, secret or confidential nature concerning the business, accounts or finances of the Company or any of the secrets, dealings, transactions or affairs including mergers, acquisitions, divestitures, joint ventures, partnership or equity participations, investors, reinsurance terms or any business plans of the Company or of any customer or client of the Company which have come into your knowledge during the course of your employment with the Company.  Without prejudice to the generality of this clause, confidential information includes any and all data, plans, specifications, drawings, documents, computer software and other information belonging to or owned or developed by and unique to the Company or any of its affiliated companies.

14.           Non-Disparagement.  You agree that you will not disparage the Company, or issue or cooperate with the issuance of any article, memorandum, release, interview, publicity or statement, whether oral or written of any kind, to any individual, the public, the press or the media, which in any way may disparage or defame the goodwill, reputation, image or current or future commercial interests or prospects of the Company or any of its affiliated entities.  In addition, you agree not to engage in any conduct or activity inimical, contrary or harmful to the interests of the Company or any affiliate thereof.

15.           Remedies for Violation of Non-Disparagement and Confidentiality Provisions.  You acknowledge and agree that any violation of the obligations in Paragraphs 11, 12, 13 or 14 of this letter agreement or Sections 4.01 through 4.05 of the Employment Agreement shall cause the Company irreparable harm. You agree that the Company is entitled to protection from such violations, both actual and threatened, including protection by injunctive relief, without bond, in addition to other remedies available under the law.  All of the Company’s remedies for the breach of these provisions shall be cumulative and the pursuit of any one remedy shall not be deemed to exclude any other.

16.           Non-Admission.  You understand and agree that this letter agreement, and the payment of the consideration set forth in Paragraphs 1 through 6, above, does not constitute an admission by the Company or any other Releasee of any wrongdoing, including, but not limited to, a violation of statute, law, or regulation, or breach of an express or implied contract.

17.           Notices and Representations.  You represent and agree that you have read this letter agreement and you knowingly and voluntarily enter into this letter agreement, which includes a release and waiver of Claims.  Furthermore, you have been informed by the Company and understand and agree as follows:

(a)           You understand the terms of this letter agreement, you are signing voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

(b)           You realize and understand the release in this letter agreement covers all Claims against the Company and any Releasee, whether or not you know or suspect them to exist at the present time, including any right you may have to bring a claim under the ADEA.

(c)           You have been advised in writing to consult with an attorney prior to executing this letter agreement.

(d)           You have been given a period of twenty-one (21) days from the date of receipt of this letter agreement within which to consider this letter agreement and, if you elect to sign it before that time, you acknowledge that you have done so voluntarily.

(e)           Your release and waiver of claims in this letter agreement is in exchange for “consideration,” which means the payments and other benefits described in Paragraphs 1 through 6, above, which you would not be entitled to receive, and will not receive, unless you enter into this letter agreement.

18.           Non-Disclosure of this Agreement.  Except as otherwise provided in this letter agreement or otherwise required by law, you agree not to disclose (except to family members, financial and tax advisors or retained legal counsel who first agree to maintain the confidentiality of this letter agreement) the terms, conditions or existence of this letter agreement.

19.           Duty to Cooperate.  You shall, at the request of the Company and for no additional consideration, assist the Company and cooperate in the defense and/or investigation of any third party claim or any investigation or any proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body.

20.           Right of Revocation; Effective Date.  You have seven (7) days after signing this latter Agreement to revoke it.  Any revocation will be in writing and addressed to Kevin Long, SVP Human Resources, Montpelier Technical Resources Ltd., One Constitution Plaza, Hartford, CT 06103. This letter agreement will not become effective and no portion of the consideration in Paragraphs 1 through 6 of this letter agreement shall become due or payable until the Effective Date, which is defined as the earliest date after (a) both parties have executed this letter agreement and (b) the seven-day revocation period has passed without revocation.

21.           Entire Agreement.  This letter agreement sets forth the entire agreement between you and the Company relating to the subject matter and supersedes any and all prior agreements, representations, or understandings of the parties, whether written or oral.  You acknowledge that you have not relied on any representations, promises or agreements of any kind in connection with your decision to accept this letter agreement.  This letter agreement may only be modified in writing and such writing must be signed by both you and the Company.

22.           Breach. You agree that in the event you breach or otherwise violate any material term or condition of this letter agreement, including any breach of Article 4 of the Employment Agreement, the Company shall be entitled to obtain in a court of competent jurisdiction a temporary or permanent injunction enjoining and restraining you from any committing, or continuing to commit, any such violation or breach. You further agree that, in the event you breach or otherwise violate any term or condition of this letter agreement or Article 4 of the Employment Agreement, you shall have no entitlement to any of the payments or benefits provided under Paragraphs 1 through 6 of this letter agreement and/or that you will be required to reimburse the Company for any payments or benefits previously paid.  The prevailing party in any legal action or proceeding to enforce the terms of this letter agreement or to seek damages resulting from any breach of this letter agreement shall be awarded reasonable legal fees and costs incurred in such legal action or proceeding.

23.           Governing Law/Interpretation.  This Agreement shall be deemed to have been made within the State of Connecticut, and shall be interpreted and construed and enforced in accordance with Connecticut law and before the state or federal courts of competent jurisdiction in the State of Connecticut.  Should any provisions of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to become legal and enforceable, such provision will immediately become null and void, leaving the remainder of this letter agreement in full force and effect.

Sincerely,

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Christopher L. Harris
Name: Christopher L. Harris
Title: Chief Executive Officer

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this letter agreement.

Voluntarily Agreed to and Accepted this 23 day of April, 2010.

By:	/s/ Stanley J. Kott
Stanley J. Kott